Exhibit 16.1  Letter from Ernst & Young LLP to the
              Securities and Exchange Commission (to be filed by amendment).








Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20548
USA

                                                     6 July 2001


                                       Direct Line: 0118 928 1403
                                e-mail: charrison@cc.ernsty.co.uk


Gentlemen

We have read item 4 of Form 8-K dated June 19, 2001, of
Bioenvision Inc. and are in agreement with the statements contained in paragraph one therein stating that Ernst & Young resigned as auditors on June 15, 2001. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours faithfully



Ernst & Young